Exhibit 99.1

FOR IMMEDIATE RELEASE

Captaris to Acquire Océ Document Technologies

Major Milestone in Fully Enabling Document Capture, Collaboration and Workflow

Bellevue, Wash. — December 20, 2007 — Captaris, Inc. (NASDAQ:CAPA), a leading provider of software products that automate document-centric processes, announced today that it has agreed to acquire Océ Document Technologies GmbH (ODT), a provider of software and solutions for document capture, text recognition and document classification. ODT, a wholly owned subsidiary of the Océ Group since 2000, has approximately 180 employees and maintains its global headquarters in Constance, Germany, and its North American office in Bethesda, Maryland. ODT had revenue of approximately EUR 22.7 million in 2007.

Under the terms of the acquisition agreement, Captaris will acquire ODT for approximately EUR 10.4 million in cash, net of ODT’s expected cash balance as of the closing of approximately EUR 20 million. Captaris will also assume ODT’s operating and financial liabilities, including approximately EUR 12.1 million in future retirement and bonus obligations. The purchase price is subject to adjustment following the closing based on ODT’s actual revenue for the year ended November 30, 2007 and its actual cash balance as of the closing. The transaction is expected to close in January 2008, subject to certain closing conditions. Captaris expects the acquisition to be accretive to earnings in 2008 excluding non-cash charges related to purchase accounting. Updated revenue and earnings guidance reflecting the acquisition will be provided in the Captaris 2007 fourth quarter earnings conference call, which will be held in February 2008.

“The acquisition of ODT represents a major milestone in our strategic direction and we believe it will deliver substantial shareholder value,” said David Anastasi, President and CEO of Captaris. “ODT’s expertise in intelligent document recognition technologies supports our vision of fully enabling document capture, collaboration and workflow.” Anastasi added, “We are extremely impressed with the talented team at ODT and look forward to welcoming them to Captaris.”

Captaris channel partners will benefit from this acquisition in the near term by offering ODT’s technologies integrated with Captaris products. “As we continue to merge our technologies, Captaris customers can expect to see advances in intelligent document routing, more extensive character recognition, and document classification capabilities added to Captaris RightFax and Alchemy. Our FaxPress and Captaris Workflow customers will also benefit from having access to these new technologies,” said Paul Yantus, executive vice president of Marketing and Product Development for Captaris. “ODT customers and business partners will benefit through access to Captaris strategic alliances and other technologies, and from an increased commitment to development of ODT’s RecoStar, DOKuStar, and Single Click Entry products.”

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate document centric business processes. Captaris specializes in document capture, recognition, routing, workflow, and delivery. Captaris integrated solutions provide interoperability with the leading line of business applications and technology platforms. Captaris products RightFax, Captaris Workflow, Alchemy and FaxPress are distributed through a global network of leading technology partners. Captaris customers include the entire Fortune 100 and the majority of the Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on NASDAQ Global Market under the symbol CAPA. For more information visit www.captaris.com.

About Océ Document Technologies

Océ Document Technologies GmbH is a world leader and competence partner for input management and the optimization of business processes. The company is also a global provider of products in the related core technologies such as scanning, character recognition and document interpretation. ODT products include RecoStar, DOKuStar, Single Click Entry and ID-Star.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. RecoStar, DOKuStar, ID-Star and Single Click Entry are trademarks of Océ Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected purchase price and closing date of the acquisition, the expectation that the acquisition will be accretive to 2008 earnings per share, the other expected benefits of the transaction and the belief that the acquisition will deliver substantial shareholder value. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the risk that the transaction will not close or that the closing may be delayed, the failure to successfully integrate ODT, its products and employees into Captaris and achieve expected synergies, failure to retain ODT employees, the potential failure to maintain and expand the companies’ network of dealers and resellers or to establish and maintain strategic relationships, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could cause actual results to differ from the forward looking statements is included in Captaris’ quarterly reports on Form 10-Q filed in 2007 and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms	Todd Kehrli or Jim Byers
Treasury Analyst	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com